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THE LOEWEN GROUP INC.
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         (NYSE, TSE, ME: LWN)                                               NEWS


Investor contacts:

Dwight Hawes, Vice President, Finance               Media Contact:
Chris Hunter, Director, Investor Relations          Dave Laundy, Vice President,
The Loewen Group Inc.                               Corp. Communications
Tel: (800) 347-7010                                 Tel: (604) 293-7857



                              FOR IMMEDIATE RELEASE
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                      LOEWEN GROUP ANNOUNCES CASH DIVIDEND

                               ON PREFERRED SHARES


VANCOUVER, BC, March 5, 1998 -- The Loewen Group Inc. announced today that the scheduled quarterly cash dividend of Cdn $.375 per share on the Company's 6% Cumulative Redeemable Convertible First Preferred Shares, Series C has been declared payable on April 1, 1998 to shareholders of record on March 23, 1998. It is expected that the preferred shares will begin trading ex-dividend on March 19, 1998.

With corporate offices in Vancouver and Philadelphia, The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The Company employs approximately 18,000 people and owns or operates more than 1,000 funeral homes, over 500 cemeteries and 50 crematoria in the United States, Canada and the United Kingdom. Over 90 per cent of the Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com


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